Exhibit 99.1

QCR Holdings, Inc.

401(k) Plan

Financial Report

December 31, 2023

QCR Holdings, Inc. 401(k) Plan

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants

QCR Holdings, Inc. 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the QCR Holdings, Inc 401(k) Plan (the “Plan”) as of December 31, 2023 and 2022, and the related statement of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2023 and 2022, and the changes in its net assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedules of assets held at end of year as of December 31, 2023 and nonexempt transactions for the year ended December 31, 2023 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

We have served as the Plan’s auditor since 2008.

Chicago, Illinois

June 26, 2024

1

QCR Holdings, Inc. 401(k) Plan

Statement of Net Assets Available for Benefits

	December 31
	2023	2022

Assets
Investments at fair value	$124,090,617	$98,566,511
Participant notes receivable	1,354,384	932,900
Employer contribution receivable	3,209,151	2,998,428

Net Assets Available for Benefits	$128,654,152	$102,497,839

See Notes to Financial Statements.

2

QCR Holdings, Inc. 401(k) Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2023	2022
Additions to Net Assets
Contributions:
Employer	$3,209,150	$2,998,428
Participant	7,445,400	6,781,287
Rollover	2,706,904	3,562,758

Total contributions	13,361,454	13,342,473

Investment income:
Interest and dividends	2,037,671	1,510,937
Net realized and unrealized gains (losses) on investments	17,858,099	(23,759,880)

Total investment income (loss)	19,895,770	(22,248,943)

Interest from participant notes receivable	66,183	46,299

Total additions - Net	33,323,407	(8,860,171)

Deductions from Net Assets
Benefits paid to participants	6,920,250	7,251,433
Administrative expenses	246,844	236,294

Total deductions	7,167,094	7,487,727

Net Increase (Decrease) in Net Assets Available for Benefits	26,156,313	(16,347,898)

Net Assets Available for Benefits
Beginning of year	102,497,839	118,845,737

End of year	$128,654,152	102,497,839

See Notes to Financial Statements.

3

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 1 - Description of the Plan

The following description of the QCR Holdings, Inc. 401(k) (the “Plan”) provides only general information. Participants should refer to the plan agreement for a complete description of the Plan’s provisions.

General - The Plan is a defined contribution plan covering substantially all employees of QCR Holdings, Inc., and its subsidiaries, Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Community State Bank, Springfield First Community Bank (merged into Guaranty Bank in 2022), Guaranty Bank, and m2 Equipment Finance LLC, (collectively referred to as the “Company”) who are at least 18 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions - Participants may contribute up to 100 percent of their eligible compensation in the form of a salary reduction, subject to certain limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans in the form of a rollover contributions.

During 2021, the Company remitted certain employee contributions to the Plan after the Department of Labor’s required timeframe. A contribution of lost earnings was made in 2022.

The Company makes discretionary matching contributions equal to 100 percent of the first 3 percent of the participant’s compensation deferred and 50 percent of the next 3 percent of compensation deferred. The Company’s profit-sharing contribution to the Plan is discretionary and is determined annually by the board of directors. There were no discretionary profit-sharing contributions made for the years ended December 31, 2023 and 2022. Participants must complete 1,000 hours of service during the plan year and be actively employed on the last day of the plan year or have terminated employment due to death, disability, or retirement in order to be eligible for matching or profit-sharing contributions.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and the Company’s matching contribution, allocations of the Company’s discretionary profit-sharing contribution, plan earnings (losses), and administrative expenses. Allocations of the Company’s profit-sharing contribution are based on participant eligible wages. Allocations of the plan earnings are based on account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

4

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 1 - Description of the Plan (Continued)

Investment Options - Participants were able to select from various investments, including mutual funds, a common collective trust fund, and QCR Holdings, Inc. common stock, during the years ended December 31, 2023 and 2022. All contributions are allocated according to the participants’ investment directions.

Vesting - Participants are immediately vested in their voluntary contributions and actual earnings thereon. Vesting in the Company’s discretionary matching contribution, discretionary profit-sharing contribution, and earnings thereon is based on years of service. Vesting is based on years of continuous service beginning at 20 percent after 1 year of service and increasing 20 percent for each year of continuous service thereafter. A participant is 100 percent vested after 5 years of continuous service.

Participant Notes Receivable - The Plan allows eligible participants to borrow up to the lesser of one-half of their vested balance or $50,000 from the Plan. Under the terms of this provision, borrowings are subject to certain limitations, including a minimum borrowing of $1,000 and a maximum term of five years or a reasonable period of time, which may exceed five years for notes receivable used to acquire a principal residence. For the years ended December 31, 2023 and 2022, interest rates were fixed at the prime rate plus 1 percent at the note inception date. Principal and interest are paid through payroll deductions.

Payment of Benefits - Upon termination of service due to death, retirement, or disability, participants or their beneficiaries may elect either a lump-sum payment equal to the value of their account or monthly installments over a period not to exceed their life expectancy. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Involuntary distributions, in the form of rollovers, are made from terminated participant accounts with balances less than $5,000 Under certain circumstances, participants may receive a hardship distribution prior to termination upon approval of the plan administrator. Upon attaining the age of 59 1/2, participants are eligible to receive in-service distributions of all vested balances.

Forfeitures - The Company may elect to have forfeitures of terminated participants’ nonvested employer match and profit-sharing portions of their accounts used to pay administrative plan expenses or reduce future Company matching and profit-sharing contributions.

5

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 2 – Summary of Significant Accounting Policies

Revenue Sharing - The Company has a revenue sharing agreement in place whereby fees earned by some of the mutual fund companies are shared with the Plan, which are used for the benefit of the Plan to pay administrative expenses. For the years ended December 31, 2023 and 2022, expenses to the Plan were reduced by $17,015 and $19,275, respectively, as these were paid under the revenue sharing agreement.

Investment Valuation - The Plan’s investments are stated at fair value. The common collective trust fund is valued at net asset value per share (or its equivalent) of the fund, which is based on the fair value of the fund underlying net assets. There were no unfunded commitments or redemption restrictions on the common collective trust fund. Shares of mutual funds and Company common stock are valued at quoted market prices.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in different fair value measurements at the reporting date.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balance plus any accrued interest. Participant notes receivable are written off and considered deemed distributions in the quarter after the notes receivable become delinquent.

Payment of Benefits - Benefits are recorded when paid.

Expenses - Certain administrative and operating expenses are paid by the Plan’s sponsor.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

6

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 2 - Summary of Significant Accounting Policies (Continued)

Risks and Uncertainties - The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Note 3 - Fair Value Measurement of Investments

The Plan accounts for its financial assets in accordance with Accounting Standards Codification 820, Fair Value Measurements and Disclosures (ASC 820), which are carried at fair value on a recurring basis in its financial statements. ASC 820 establishes a fair value hierarchy that requires assets measured at fair value to be categorized into one of three levels based on the inputs used in the valuation. Assets are classified in their entirety based on the lowest level of input significant to the fair value measurement. The three levels are defined as follows:

Level 1 – Quoted prices in active markets for identical assets that the Plan has the ability to access.

Level 2 – Observable inputs, other than Level 1 prices, such as quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.  These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

7

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 3 - Fair Value Measurement of Investments (Continued)

The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer.

Assets Measured at Fair Value on a Recurring Basis at December 31, 2023

	Total	Level 1
Mutual funds	108,259,409	108,259,409
QCR Holdings, Inc. common stock	12,841,124	12,841,124
Total investments measured at fair value	$121,100,533	121,100,533

Investments measured at net asset value:
Common collective trust fund	2,990,084
Total investments at fair value	$124,090,617

Assets Measured at Fair Value on a Recurring Basis at December 31, 2022

	Total	Level 1
Mutual funds	84,134,022	84,134,022
QCR Holdings, Inc. common stock	10,953,049	10,953,049
Total investments measured at fair value	$95,087,071	95,087,071

Investments measured at net asset value:
Common collective trust fund	3,479,440
Total investments at fair value	$98,566,511

8

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 4 - Related Party Transactions

Certain plan investments include investments in shares of the Company’s common stock. For the years ended December 31, 2023 and 2022, the Plan purchased 21,147 and 16,075 shares of QCR Holdings, Inc. common stock, respectively, at a cost of $987,055 and $870,952, respectively. For the years ended December 31, 2023 and 2022, the Plan sold 21,877 and 14,269 shares of QCR Holdings, Inc. common stock, respectively, with proceeds of $1,232,037 and $781,691, respectively. As of December 31, 2023 and 2022, the Plan held $12,841,124 (219,920 shares) and $10,953,049 (220,650 shares), respectively, of QCR Holdings, Inc. common stock.

In addition, the Company pays certain expenses for the Plan. These transactions qualify as party-in-interest transactions as defined under ERISA guidelines.

During 2023, certain nonexempt transactions with a party-in-interest occurred when the Company contributed funds to the Plan for participants that were then reversed. The Company reimbursed the participants directly and then requested the funds be returned to the Company instead of moving the amounts to the forfeitures account. This transaction is reported on the schedule of nonexempt transactions. The Company intends to reimburse the Plan for the reported amount and related lost earnings.

Note 5 - Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, the accounts of all participants shall become 100 percent vested and shall be distributed to the participants or their beneficiaries.

Note 6 - Tax Status

The Company’s Board of Directors adopted a pre-approved 401(k) plan document. The plan sponsor has received, from the Internal Revenue Service, an opinion letter dated June 30, 2020, stating that the written form of the underlying pre-approved plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and that any employer adopting this form of the Plan will be considered to have a plan qualified under Sections 401(a) of the Code. The Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan is qualified and the related trust is tax exempt. The plan administrator believes the Plan is no longer subject to tax examinations for years prior to 2020.

9

QCR Holdings, Inc. 401(k) Plan

 Notes to Financial Statements

December 31, 2023 and 2022

Note 7 – Reconciliation of the Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2023 and 2022 to the Form 5500:

	2023	2022

Net assets available for benefits per the financial statements	$128,654,152	$102,497,839
Difference in valuation of the common collective trust fund from net asset value to fair value	(178,334)	(250,731)

Net assets available for benefits per Form 5500	$128,475,818	$102,247,108

The following is a reconciliation of net increase (decrease) in net assets available for benefits per the financial statements at December 31, 2023 and 2022 to the Form 5500:

	2023	2022

Net increase (decrease) in net assets available for benefits per the financial statements	$26,156,313	$(16,347,898)
Difference in valuation of the common collective trust fund from net asset value to fair value	72,397	(281,102)

Net increase (decrease) in net assets available for benefits per Form 5500	$26,228,710	$(16,629,000)

10

QCR Holdings, Inc. 401(k) Plan

 Schedule of Assets Held at End of Year

Form 5500, Schedule H, Item 4i

EIN 42-1397595, Plan Number 001

December 31, 2023

(a)	(b)	(c)	(d)	(e)
	Issue	Description	Cost	Current Value
**	QCR Holdings, Inc. Stock	Common stock	*	12,841,124
	American Funds Capital World Growth & Income R6	Mutual fund	*	2,370,076
	American Funds EuroPacific Growth R6	Mutual fund	*	8,645,350
	BNY Mellon Small/Mid Cap Growth	Mutual fund	*	4,378,822
	Goldman Sachs International Small Cap Insights Fund	Mutual fund	*	1,229,260
	Invesco Developing Markets Fund	Mutual fund	*	2,966,814
	Janus Henderson Small-Mid Cap Value	Mutual fund	*	3,491,780
	PGIM Strategic Bond Fund	Mutual fund	*	1,885,418
	T. Rowe Price Spectrum Conservative Allocation Fund I	Mutual fund	*	147,694
	T. Rowe Price Spectrum Moderate Allocation Fund I	Mutual fund	*	202,466
	T. Rowe Price Spectrum Moderate Growth Allocation Fund I	Mutual fund	*	430,550
	T. Rowe Price Blue Chip Growth	Mutual fund	*	8,968,867
	Vanguard 500 Index ADM	Mutual fund	*	13,438,520
	Vanguard Intermediate Term Bond Index ADM	Mutual fund	*	1,239,192
	Vanguard Developed Markets Index ADM	Mutual fund	*	554,708
	Vanguard Emerging Markets Index ADM	Mutual fund	*	247,554
	Vanguard Mid Cap Index ADM	Mutual fund	*	2,292,845
	Vanguard Small Cap Index ADM	Mutual fund	*	2,604,211
	Vanguard Target Retirement 2020 Inv	Mutual fund	*	1,175,390
	Vanguard Target Retirement 2025 Inv	Mutual fund	*	3,815,183
	Vanguard Target Retirement 2030 Inv	Mutual fund	*	4,716,890
	Vanguard Target Retirement 2035 Inv	Mutual fund	*	7,052,269
	Vanguard Target Retirement 2040 Inv	Mutual fund	*	4,481,770
	Vanguard Target Retirement 2045 Inv	Mutual fund	*	5,257,848
	Vanguard Target Retirement 2050 Inv	Mutual fund	*	5,438,188
	Vanguard Target Retirement 2055 Inv	Mutual fund	*	2,229,167
	Vanguard Target Retirement 2060 Inv	Mutual fund	*	980,995
	Vanguard Target Retirement 2065 Inv	Mutual fund	*	851,258
	Vanguard Target Retirement 2070 Inv	Mutual fund	*	120,629
	Vanguard Target Retirement Income Inv	Mutual fund	*	560,087
	Vanguard Total Stock Market Index ADM	Mutual fund	*	4,465,281
	Vanguard Windsor II Admiral	Mutual fund	*	7,883,973
	Western Asset Core Plus Bond I	Mutual fund	*	4,136,354
	Morley Stable Value Fund	Common collective trust fund	*	2,990,084
		Subtotal		124,090,617

**	Participant notes receivable, bearing interest at rates of 4.25% to 9.50%			1,354,384

			Total	125,445,001

* Cost information not required for participant-directed investments

** Party-in-interest, as defined by ERISA

Schedule 1

QCR Holdings, Inc. 401(k) Plan

 Schedule of Nonexempt Transactions

Form 5500, Schedule G, Part III

EIN 42-1397595, Plan Number 001

December 31, 2023

(a) Identity of party involved		(b) Relationship to plan, employer, or other party-in-interest
QCR Holdings, Inc.		Plan Sponsor
(c) Description of transactions including maturity date, rate of interest, collateral, par or maturity value
Inadvertent loan to Plan Sponsor
(d) Purchase price	(e) Selling price	(f) Lease rental/loan amount involved	(g) Expenses incurred in connection with transaction

$-	$-	$7,027	$-
(h) Cost of asset	(i) Current value of asset	(j) Net gain (loss) on each transaction

$-	$-		$-

Schedule 2